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                        [THE NEW IBERIA BANK LETTERHEAD]




July 16, 1996


FOR IMMEDIATE RELEASE


For More Information Contact:
Ernest Freyou
The New Iberia Bank
318-365-6761


The New Iberia Bancorp, Inc. (AMEX-NIB), New Iberia, Louisiana, announced that its negotiations with Whitney Holding Corporation, New Orleans, Louisiana, for the acquisition of The New Iberia Bancorp ("New Iberia") and The New Iberia Bank by Whitney and Whitney National Bank have been terminated. The parties were unable to agree on all of the terms of a definitive agreement and related documents. On July 11, 1996, a group of shareholders owning approximately 25% of the stock of New Iberia filed a Schedule 13D in which it said it would actively oppose the acquisition. A vote of 2/3 of the outstanding stock of New Iberia would have been required to approve the merger.